Exhibit 16

January 6, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K Amendment NO. 1 dated January 6, 2003, of Natrol, Inc. and are in agreement with the statements contained in the first and second paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                /s/ Ernst & Young LLP